CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00220

Artist:	George Condo	(the "**Work**")
Title:	Nude on Purple Chair	
Medium:	Oil on canvas	
Size:	53 x 56 in. (134.62 x 142.24 cm.)	
Date:	2007	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 31st day of January, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described above (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the exclusive authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Three Hundred Fifty Thousand U.S. Dollars (USD $1,350,000) (the "***Purchase Price***"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than thirty (30) calendar days from the Effective Date (the "**Payment Due Date**"). If payment is not made by the Payment Due Date, Seller as directed by Owner, may terminate this Purchase Agreement in its sole discretion. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase and receipt of the Work.

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth on the first page of this Purchase Agreement. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. Seller, on behalf of Owner, represents that between the Effective Date and the Closing Date, the condition of the Work will remain as described in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. To the best of Owner's knowledge, without duty to investigate prior to Owner's ownership of the Work, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Agent or Buyer arising by reason of, or in connection with, the material uncured breach by Seller or Owner of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Owner as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Seller or Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase

Agreement. Notwithstanding anything to the contrary in this Section 3.2, Owner shall not be responsible for any amounts under this Section 3.2 that are duplicative as between Agent and Buyer in their capacity as related parties.

3.3. To induce Agent to enter into this Purchase Agreement, and acknowledging that Buyer is relying on each and all of the following representations and warranties, Seller, solely on behalf of itself, represents and warrants to Buyer that the sale proceeds due to Seller will not be used by Seller to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.4. Seller, solely on behalf of itself, does hereby agree to indemnify, defend and hold Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Buyer arising by reason of, or in connection with, the material uncured breach by Seller of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.5. Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner that the Purchase Price funds have not been used and the Work will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Owner as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Seller or Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Agent contained in this Purchase Agreement.

3.6. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer but shall not be assignable by Buyer to any subsequent owner or others who may acquire any interest in the Work. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, excluding condition, which shall be handled in accordance with Section 6.2 below. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.7. Other than as specifically represented and warranted under this Purchase Agreement, Agent, on behalf of Buyer, is purchasing the Work "**AS IS**," without any representations and warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature or historical relevance.

4. <u>INSPECTION</u>. Buyer, or Agent on behalf of Buyer, inspected the work at the Seller's premises located at [***] (the "Current Location") on January 26th, 2023. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as <u>Exhibit A</u>. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work at Agent or Buyer's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report.

5. <u>STORAGE AND CARE OF THE WORK</u>.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work at [***] (the "***Storage Location***"). Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from

water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS.

6.1 Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy, subject to standard exclusions, for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Subject to 6.2 below, risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery, and Buyer's warehouse agent's receipt, of the Work at the Delivery Location. On the Closing Date, following Seller's receipt of the sale proceeds in full and cleared funds, Seller shall provide Agent with a certificate of insurance for the Work naming Buyer as additional insured and loss payee in the amount of the Purchase Price.

6.2 Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work on or following the Closing Date, Agent agrees that Agent's and Buyer's sole remedy, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined in accordance with Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller, Owner and Seller's and Owner's principals, shareholders, officers, managers, members, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

7. TITLE. On the Closing Date, subject only to Agent's or Buyer's payment of the Purchase Price in good and cleared funds, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller or Owner (if applicable). Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work. Seller shall be responsible for arranging the crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Neither Buyer nor Agent shall be responsible for and shall not pay any commissions or fees due any third-party acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement.

10. TERMINATION.

10.1. Prior to the Closing Date, in the event of: (i) a material breach of this Purchase Agreement by Seller that cannot be reasonably cured within ten (10) business days of Agent or Buyer's notice to Seller; (ii) the actual breach of the representations and warranties in Section 3.1.2 (authenticity) and Section 3.1.3 (ownership and title); or (iii) the falsity or material inaccuracy of any of Seller's other representations or warranties contained in this Purchase

Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement (if any).

10.2. After the Closing Date, in the event of a material breach of any of the representations and warranties in this Purchase Agreement by Seller on behalf of Owner, within the applicable statute of limitations period: (x) Buyer shall have the right to cancel the sale of the Work, and Seller shall, within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement; and (y) upon receipt of the Purchase Price, Buyer will return the Work to Seller in the same condition in all material respects as of the delivery of the Work to Buyer, unless prevented by law from doing so. Notwithstanding anything herein to the contrary, after the Closing Date, Agent and Buyer shall not have the right to terminate this Purchase Agreement and cancel the purchase of the Work due to any change in the condition of the Work.

11. MISCELLANEOUS. AGENT, ON BEHALF OF ITSELF AND BUYER, AGREES THAT ANY DESCRIPTION OF OWNER IN ANY PROVENANCE FOR THE PROPERTY SHALL READ AS "PRIVATE COLLECTION". This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. The parties agree that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

[***]

[***]

INVOICE

BILL TO	SHIP TO		
Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Port 225 Liberty Street, 29th Floor New York, New York 10281 United States	Delaware Freeport 111 Alan Drive Newark, Delaware 19711	INVOICE DATE DUE DATE	[***] 01/31/2023 03/02/2023

DATE	SERVICE	DESCRIPTION	AMOUNT
01/31/2023	Purchase of Work	George Condo Nude on Purple Chair (2007) Oil on Canvas 53 x 56 in. (134.62 x 142.24 cm.)	1,350,000.00

Subject to the terms and conditions of the Art Purchase Agreement previously executed in connection with this transaction.

To complete payment via wire transfer, please see wire instructions below:

Citibank
ABA [***]
SWIFT/BIC [***]
Account # [***]
Account Name: [***]

Please call [***] to confirm instructions prior to execution.

Upon execution of wire transfer, please provide a reference number to [***]

Remitter shall be responsible for associated bank charges.

SUBTOTAL	1,350,000.00
TAX	0.00
TOTAL	1,350,000.00
BALANCE DUE	**USD 1,350,000.00**

EXHIBIT C

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	(“Seller”)
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	(“Buyer”)
Artist:	George Condo	(the “Work”)
Title:	Nude on Purple Chair	
Medium:	Oil on Canvas	
Size:	53 x 56 in. (134.62 x 142.24 cm cm.)	
Date:	2007	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $1,350,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00220 by and between Seller and Masterworks Gallery, LLC dated January 31, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
BY:
ITS: